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                                                                    EXHIBIT 99.1


[LOGO OF AMTECH CORP. APPEARRS HERE]                                NEWS RELEASE
                                                           For immediate release
                                                    Contact:  Beverly V. Fuortes
                                                             tel: (972) 733-6059
                                                             fax: (972) 733-6699
                                                       email:  invest@amtech.com
                                                web:  www.stockprofiles.com/amtc

        AMTECH CORPORATION CLOSES SALE OF TRANSPORTATION SYSTEMS GROUP
             VALUE OF THE TRANSACTION IS APPROXIMATELY $31 MILLION

DALLAS - June 11, 1998 - Amtech Corporation (NASDAQ: AMTC) announced today that it has closed the sale of its Transportation Systems Group to UNOVA, Inc. (NYSE:
UNA), a $1.5 billion revenue company with headquarters in Beverly Hills, California. The value of the transaction, based on estimated May 31st balance sheet amounts and subject to certain minor post-closing adjustments, is estimated at approximately $31 million.

As a result of the transaction, Amtech received approximately $20 million in cash and the 2,211,900 unregistered shares that were previously purchased by UNOVA in late 1997. Included in UNOVA's purchase are the Amtech manufacturing and technology facility in Albuquerque, New Mexico, Amtech's radio frequency identification (RFID) technologies and other intellectual properties, the brand name Amtech, and all current operations associated with the transportation business. UNOVA will operate the new unit as Amtech Systems Division of Intermec Technologies Corporation, with the division having lead responsibility for RFID.

Following the return of the UNOVA shares to the company, Amtech has approximately 15 million shares outstanding. The company, which will change its name and corporate office location in the near future, said that it retained certain federal tax benefits as a result of the transaction.

The Electronic Security Group, the company's remaining operating business, accounted for 55% of the company's total 1997 revenues and is currently comprised of Cardkey Systems and Cotag International. This unit generates annual revenues of approximately $65-70 million.

Amtech Corporation is a leading provider of electronic access control and security management systems, services, and products marketed under the Cotag and Cardkey brand names. For further investor information, visit Amtech's investor web site: http://www.stockprofiles.com/amtc.
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